Exhibit 10.5

MARKETING AND CUSTOMER RELATIONS AGREEMENT

This MARKETING AND CUSTOMER RELATIONS AGREEMENT (“Agreement”) is made and entered into as of September 30, 2014 (the “Effective Date”), by and between VIVINT SOLAR DEVELOPER, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Vivint Solar”), and VIVINT, INC., a Utah corporation (together with its successors and permitted assigns “Vivint”). Each of Vivint Solar and Vivint may also be referred to herein individually as a “Party”, and collectively as the “Parties”.

RECITALS

WHEREAS, Vivint Solar and Vivint are affiliate business entities, under the common control and ownership of 313 Acquisition LLC, a Delaware limited liability company.

WHEREAS, the Parties have been operated as an interrelated business enterprise, but are undertaking to separate their operations, and this Agreement sets forth the terms under which the Parties will engage in various cross-marketing and other potential customer and customer-focused efforts.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Definitions. Any capitalized term used but not defined in this Agreement will have the meaning set forth for that term in the Master Framework Agreement of even date herewith between Vivint and Vivint Solar, Inc. (the “Master Framework Agreement”).

2.    Provision of Services; Standard of Performance.

(a)     Services.

(i)    The performing Party will provide (or, subject to Section 6(b), cause one or more of its Affiliates, Subsidiaries or Subcontractors to provide) to the requesting Party the services specified in the service schedules (each, a “Service” and collectively, the “Services,” and each schedule, a “Service Schedule”), the form of which is attached as Exhibit 1.

(ii)    If a Party desires the other Party to provide a new Service, the requesting Party will provide reasonable advance written notice of the desired new Service. The Parties will negotiate in good faith whether and on what terms the Party requested to provide the Service will provide such Service. If the Parties’ agree that the new Service will be provided, the Parties will agree upon and execute a Service Schedule describing the new Service, including the Fees applicable to such Service.

(b)    Performance Standards. The performing Party will perform the Services with the same degree of care and diligence that it performs its own operations, in a diligent and workmanlike manner in accordance with industry standards and otherwise in accordance with all performance standards described in the applicable Service Schedule (the “Performance Standards”). The performing Party will ensure that any Subsidiaries or Subcontractors providing any Services comply with the Performance Standards.

(c)    Service Interruptions. The performing Party will provide to the requesting Party reasonable advance notice of any scheduled interruption or other unavailability that is reasonably likely to materially interrupt or otherwise affect any Service.

3.    Scope of Relationship. Subject to the Non-Competition Agreement of even date herewith between Vivint and Vivint Solar, Inc. (the “Non-Compete Agreement”):

(a)    Non-Exclusive.   The business relationship described in this Agreement is not exclusive and nothing in this Agreement shall prevent either Party from independently pursuing a market opportunity with any other party.

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(b)    Reserved Rights.   Each Party reserves the right to (i) establish relationships with third parties to market and sell its products, and (ii) solicit orders directly from and sell directly to any customer.

(c)    Internal Promotion.   Each Party will inform and educate its organization about the nature of the business relationship between the Parties and the other Party’s products and services.

4.    Payment.

(a)    Fees.   The requesting Party will pay to the performing Party the amount set forth for each Service as set forth in the applicable Service Schedule (the “Fees”), subject to the performing Party’s performance of the Services in accordance with this Agreement and such Service Schedule.

(b)    Invoices.   The performing Party will issue invoices for Services no later than fifteen (15) days after the last day of each calendar month during the term of this Agreement for the Services provided by such Party to the requesting Party for that calendar month. If the requesting Party disputes in good faith any invoice, such Party will provide written notice to the performing Party and the Parties will negotiate in good faith to resolve the dispute. If the Parties cannot resolve the dispute after a reasonable period of good faith negotiation, either Party may submit the dispute for resolution under the dispute resolution procedures set forth in Section 9(c). The requesting Party will pay properly invoiced and undisputed Fees within thirty (30) days of receipt of the invoice by wire transfer to the performing Party at an account provided by such Party to the requesting Party.

(c)    Taxes.   Unless explicitly stated on a Service Schedule, the Fees are inclusive of all U.S. federal, state or local or non-U.S. sales, use, goods and services, value added or other similar Taxes or duties or other fees, however designated. If the provision of the Services or the relationship created between the Parties under this Agreement gives rise to any Tax (other than a Tax based on the performing Party’s income), that Tax will be the responsibility of the performing Party, unless that Tax is explicitly excluded from the Fee and described on the applicable Service Schedule. The Parties will cooperate with each other in order to minimize Taxes subject to this Section 3(c) and to carry out the intent of this Agreement. Each Party is responsible for its own income, franchise, business and occupation and similar Taxes.

5.    Term and Termination; Extension, Termination and Reduction of Services.

(a)    Term.

(i)    This Agreement will commence on the Effective Date and will continue for a thirty-six (36) month period (“Initial Term”), renewing automatically from year-to-year (each a “Renewal Term”) unless either Party provides written notice of non-renewal at least sixty (60) days before the expiration of the them current Initial Term or Renewal Term (collectively, the “Term”).

(ii)    If this Agreement should not be renewed pursuant to Section 5(a)(i), it will continue in full force and effect until the expiration date for all then-effective Services set forth in relevant Service Schedule, including any extension of such Services by the Parties in accordance with Section 5(b).

(b)    Services Extension, Termination or Reduction.

(i)    If the requesting Party desires to extend the term of any existing agreed Service, such Party will provide the performing Party with written notice of the desired extended term for such Service. If the Parties agree to extend the term for such Service, the Parties will amend the applicable Service Schedule.

(ii)    Services Termination or Reduction.   Services Schedule to this Agreement shall specify whether and on what terms a requesting Party may terminate or reduce the scope or quantity of such Services Schedules. Upon termination of any Service Schedule, the performing Party will no longer be obligated to provide the applicable Service. If the requesting Party so reduces any Services, the Parties will amend the applicable Service Schedule to reflect the reduction.

(c)    Termination of Agreement for Material Breach.   Either Party may terminate this Agreement upon written notice to the other Party if the other Party materially breaches any material term or condition of this Agreement and fails to correct the breach within thirty (30) days following written notice specifying the breach.

(d)    Effect of Termination. Upon termination or expiration of this Agreement:

(i)    the Parties will cooperate to effect an orderly, efficient, effective and expeditious winding-up of the Services;

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(ii)     within ten (10) business days after the date of termination or expiration, the performing Party will return to the requesting Party any and all of the requesting Party’s materials, equipment, and Confidential Information related to the Services, including all copies, then in the performing Party’s possession or control;

(iii)    the requesting Party will have no obligation to pay for any terminated Services performed after the effective date of the termination or expiration; and

(iv)    the performing Party will have no further obligation to perform any Services under this Agreement or any Schedule.

Termination of this Agreement by either Party will not act as a waiver of any breach or as a release of either Party from any liability for any breach. Termination of this Agreement by a Party will be without prejudice to any other right or remedy of that Party under this Agreement or applicable Law.

(e)    Survival.   The following Sections will survive any termination of this Agreement: Sections 4(a) (with respect to amounts owed as of termination), 5, 9(c), 10, 11, 13, and 14.

6.    Performing Party Personnel.

(a)    Personnel.   The performing Party will provide the Services using sufficient numbers of qualified personnel with appropriate experience and training to perform the Services, and will use commercially reasonable efforts to retain existing personnel with that experience and training or hire and train other qualified personnel to provide the Services.

(b)    Subcontractors.

(i)    Subject to the performing Party’s obligations under Section 6(a), and solely if permitted pursuant to the applicable Service Schedule, the performing Party may use subcontractors, independent contractors, and/or consultants (collectively, “Subcontractors”), as useful or necessary in such Party’s reasonable discretion, to perform the Services.

(ii)    Any Affiliates, Subsidiaries or Subcontractors used to provide Services must: (x) meet the applicable Performance Standards; and (y) be bound in writing by confidentiality obligations at least as protective as those that bind the performing Party under the terms of the Master Framework Agreement. The performing Party will be responsible for any Services performed by it or its Subsidiaries or Subcontractors, including all such Persons’ employees and consultants or other third Persons, and will be liable for any acts or omissions of those Persons that would be a breach of this Agreement if committed by the performing Party to the same extent as if the performing Party was performing (or failing to perform) itself. The requesting Party will not be responsible for any costs or expenses associated with the performance of Services by Subsidiaries or Subcontractors of the performing Party except as expressly set forth in a Service Schedule. The performing Party’s use of a Subsidiary or Subcontractor to perform Services will not relieve such Party of its obligations under this Agreement. If the performing Party uses any Subsidiaries or Subcontractors to provide any Services, then the performing Party will ensure that those Subsidiaries and Subcontractors grant to the performing Party sufficient assignments, licenses and other rights to enable the performing Party to grant the assignments, licenses and other rights to the requesting Party as necessary in relation to the applicable Services and as set forth in this Agreement and the applicable Service Schedule.

7.    Cooperation; Access.

(a)    Cooperation.   The Parties will reasonably cooperate in good faith with each other in connection with the provision of the Services.

(b)    Access.   The performing Party will make reasonably available during regular business hours (or otherwise upon reasonable prior written notice by the requesting Party to the performing Party) to the requesting Party or its Representatives all: (i) personnel designated by the performing Party to provide the Services; (ii) books and records maintained by the performing Party in connection with this Agreement and other information or materials reasonably requested by the requesting Party for the purpose of exercising general oversight and monitoring of the performance of the Services; and (iii) records that the performing Party has prepared or maintained in providing the Services in order for the requesting Party to verify the accuracy of the Fees and the proper performance of Services.

(c)    Security.   For any work performed on the requesting Party’s premises, the performing Party will comply with the security, confidentiality, safety and health policies of the requesting Party. The performing Party will take commercially reasonable

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precautions to prevent, and will be responsible for, any injury to any Persons (including employees of the requesting Party) or damage to property (including the requesting Party’s property) arising from or relating to the performing Party’s performance of the Services or the use by the performing Party of any of the requesting Party’s equipment, tools, facility or other property in performing the Services.

8.    Coordination Regarding Cross-Sales. Each Party shall notify the other Party as soon as reasonably possible of a successful cross-sale with the other Party’s customer. The Parties shall develop procedures and protocols as they determine necessary from time to time during the Term relating to the addition of a Project to a location where Vivint Services are being performed or the addition of Vivint Services to an existing Project location in order to ensure that any calibrations, upgrades or other activities relating to the installed Product are completed efficiently and with minimal interruption to the existing services being provided by Vivint Solar or Vivint, as applicable, and the Parties shall follow such procedures and protocols.

9.    Process Management; Meetings; Dispute Resolution.

(a)    Marketing Managers. In order to facilitate the general intent and the terms of this Agreement, each of the Parties has designated the individual below as a marketing manager (each, a “Marketing Manager”) to coordinate and manage the Services under this Agreement and to serve as the principal contact in connection with the Services:

For Vivint Solar:	Chris Lundell
801-229-7825
chris.lundell@vivintsolar.com

For Vivint:	Jefferson Lyman, Chief Marketing Officer
801-229-7811
jefferson.lyman@vivint.com

Each Party may change the designation of its Marketing Manager upon delivery of written notice to the other Party.

(b)     Periodic Meetings.   The Marketing Managers and each Party’s relevant function leads will meet as often, and in no event less often than every quarter, to review the each Party’s performance of the Services by function and to verify the Fees invoiced by the performing Party.

(c)     Dispute Resolution.   If a dispute arises regarding the interpretation or execution of this Agreement, the Marketing Managers will negotiate in good faith and attempt to resolve that dispute. If the Marketing Managers are unable to resolve a dispute within five (5) business days, then the Parties will refer the dispute to an executive of each of Vivint Solar and Vivint. If the executives are unable to resolve a dispute within two (2) weeks, then (and only then) either Party may pursue legal recourse pursuant to the terms of the Master Framework Agreement.

10.    No Other Arrangements.   The Parties acknowledge and agree that this Agreement and the Non-Compete Agreement are the sole and complete agreement of the Parties with respect to their marketing, cross-marketing and, together with the other Transaction Agreements, other potential customer and customer-focused efforts.

11.    No Representations or Warranties.   Neither Party makes any warranties, either express or implied, as to the Services or their accuracy or any result to be obtained therefrom, or any other subject matter of this Agreement; and each Party hereby expressly disclaims any implied warranties of merchantability, fitness for any particular purpose and any warranties that may arise from course of dealing, course of performance or usage of trade.

12.    Trademarks and Trade Names

(a)     License.   During the term of this Agreement, each Party (“Licensor”) grants to the other (“Licensee”) the right to use the trademarks, marks, and trade names that Licensor may adopt from time to time (“Marks”) solely in connection with the performance of the activities that are permitted by this Agreement.

(b)    Use.   Licensee will apply, use, and reproduce at least one of the Marks, in the size, place, and manner Licensor may indicate from time to time, on each copy of promotional materials, including without limitation, advertisements, sales literature, and promotional materials. Licensee will use such Marks only in a manner that complies in all material respects with Licensor’s trademark usage policies in effect from time to time.

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(c)    Assignment of Goodwill.   If Licensee, in the course of performing its services hereunder, acquires any goodwill or reputation in any of the Marks, all such goodwill or reputation will automatically vest in Licensor when and as, on an on-going basis, such acquisition of goodwill or reputation occurs, as well as at the expiration or termination of this Agreement, without any separate payment or other consideration of any kind to Licensee, and Licensee agrees to take all such actions necessary to effect such vesting.

13.    Indemnification; Limitation of Liability; Other.

(a)    Indemnification by Vivint.   Except to the extent directly caused by the negligence or willful misconduct of Vivint Solar, and without limiting any other Transaction Agreement, Vivint hereby agrees to defend, pay, indemnify, and hold Vivint Solar (and its Representatives, Subsidiaries, and other Affiliates, other than Vivint and all direct and indirect subsidiaries of APX Parent Holdco, Inc.) and its Subcontractors harmless from and against any and all claims, demands, proceedings, judgments, and other liabilities of every kind, and all reasonable expenses incurred in investigation and resisting the same (including reasonable attorneys’ fees), resulting from or in connection with all third Person Actions arising from or relating to: (i) the gross negligence or willful misconduct of Vivint, Vivint’s Representatives, Subsidiaries or Subcontractors, or any third Person performing Services on behalf of Vivint under this Agreement; or (ii) the failure by Vivint to comply with its obligations to any Vivint employee, including payment of wages, provision of benefits, and payment of employment Taxes.

(b)    Indemnification by Vivint Solar.   Except to the extent directly caused by the negligence or willful misconduct of Vivint, and without limiting any other Transaction Agreement, Vivint Solar hereby agrees to defend, pay, indemnify, and hold Vivint (and its Representatives, Subsidiaries, and other Affiliates, other than Vivint Solar and all direct and indirect subsidiaries of Vivint Solar, Inc.) and its Subcontractors harmless from and against any and all claims, demands, proceedings, judgments, and other liabilities of every kind, and all reasonable expenses incurred in investigation and resisting the same (including reasonable attorneys’ fees), resulting from or in connection with all third Person Actions arising from or relating to: (i) the gross negligence or willful misconduct of Vivint Solar, Vivint Solar’s Representatives, Subsidiaries or Subcontractors, or any third Person performing Services on behalf of Vivint Solar under this Agreement; or (ii) the failure by Vivint Solar to comply with its obligations to any Vivint Solar employee, including payment of wages, provision of benefits, and payment of employment Taxes.

(c)    Indemnification Process.   If either Party seeks indemnification under this Section 13, then that Party will promptly notify the indemnifying Party in writing of the Action for which indemnification is sought, but the failure to give such notice will not relieve the indemnifying Party of its obligations under this Agreement except to the extent that the indemnifying Party was actually and materially prejudiced by that failure. The indemnifying Party will have the right to control the defense and settlement of the Action, but the indemnified Party may, at its option and expense, participate and appear on an equal footing with the indemnifying Party. The indemnifying Party may not settle the Action without the prior written approval of the indemnified Party, which approval will not be unreasonably withheld, conditioned or delayed.

(d)    Limitation of Liability.   Except for any breach by a Party of the confidentiality provisions of the Master Framework Agreement and liability arising from the gross negligence or willful misconduct of a Party (including liability arising from damage to personal property or the death or injury of any Person caused by the gross negligence or willful misconduct of a Party), neither Party will have any liability to the other Party under this Agreement for compensatory, punitive, special, incidental or consequential damages (including loss of profits), regardless of the circumstances under which those damages arose, even if advised of the possibility of those damages. Except for: (i) any breach by a Party of the confidentiality provisions of the Master Framework Agreement; (ii) each Party’s obligation to indemnify the other in accordance with this Section 13; and (iii) and liability arising from the gross negligence or willful misconduct of a Party (including liability arising from damage to personal property or the death or injury of any Person caused by the gross negligence or willful misconduct of a Party), the maximum liability of either Party under this Agreement, including with respect to the performance or breach of this Agreement, whether in contract, in tort (including negligence and strict liability) or otherwise, will not exceed greater of $5,000,000 or the aggregate amount of all Fees paid hereunder.

14.    Master Framework Agreement.   This Agreement is governed by the Master Framework Agreement, including the provisions of Sections 4 (Confidentiality) and 6 (Miscellaneous) of the Master Framework Agreement.

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[SIGNATURE PAGES TO MARKETING AND CUSTOMER RELATIONS AGREEMENT]

IN WITNESS WHEREOF, the Parties have executed this Marketing and Customer Relations Agreement as of the date first written above.

VIVINT SOLAR:

VIVINT SOLAR DEVELOPER, LLC a Delaware limited liability company
By:	/s/ Greg Butterfield
Name:	Greg Butterfield
Title:	Chief Executive Officer

[SIGNATURE PAGEs CONTINUE ON FOLLOWING PAGE]

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VIVINT:
VIVINT, INC., a Utah corporation
By:	/s/ Alex Dunn
Name:	Alex Dunn
Title:	President

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Exhibit 1

Form of Service Schedule to Marketing and Customer Relations Agreement

1.	Schedule #: [ ]
2.

Start/End Date: The Services described in this Schedule will begin on [DATE] and end on [DATE], unless otherwise agreed in writing [(email with mutual acknowledgement of the change acceptable)] between the Parties.

3.	Summary of Services:

Service Name	Description	Fee
[Describe the Service(s) to be provided in appropriate detail.]

4.	Performance Standards: [State minimum performance expected for the Services, if applicable.]
5.	Reporting Obligations: [State minimum expected reporting obligation, or attach form or report, if applicable.]
6.	Project Manager:

Vivint Solar: [name]

Vivint: [name]

7.	Permitted to Use Subcontractors?

Vivint Solar: [Yes][No][N/A]

Vivint: [Yes][No][N/A]

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